EXHIBIT 5

FROST BROWN TODD LLC

Attorneys

Kentucky · Ohio · Indiana · Tennessee · West Virginia

November 21, 2008

First Financial Service Corporation

2323 Ring Road

Elizabethtown, Kentucky 42701-5006

Re:          Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to First Financial Service Corporation (the “Corporation”) in connection with the registration of up to 300,000 shares of common stock, par value $1.00 per share (the “Shares”) of the Corporation covered by the registration statement on Form S-3 filed by the Corporation pursuant to the Securities Act of 1933, as amended, to which this opinion is an exhibit.  The Shares may be issued pursuant to and under the terms of the First Financial Service Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

As such counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Corporation’s Articles of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion.  In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies.  In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Corporation.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance in accordance with the terms of the Plan, and that, when the registration statement has become effective in accordance with applicable law, the Shares, when issued, delivered and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement, including amendments thereto.  In giving such, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

FROST BROWN TODD LLC

By:	/s/ Alan K. MacDonald
Alan K. MacDonald, Member